EXHIBIT 5.1

                  [LETTERHEAD OF BURTON, BARTLETT & GLOGOVAC]


                                November 20, 2007



Kronos Advanced Technologies, Inc.
464 Common Street, Suite 301
Belmont, Massachusetts  02478

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") for the registration of 100,000,000 shares (the "Shares") of common stock, par value $0.001 per share, of Kronos Advanced Technologies, Inc., a Nevada corporation (the "Company"). The Shares are issuable pursuant to the Company's 2007 Stock Incentive Plan (the "Plan") and any Stock Option Award Agreement executed in connection with the Plan.

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

         This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

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         Based upon and subject to the foregoing, it is our opinion that the
Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the provisions of the Plan as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations under such act.

                                                     Very truly yours,


                                                 /s/ Burton, Bartlett & Glogovac
                                                 -------------------------------
                                                     Burton, Bartlett & Glogovac